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EXHBIT 99A
U S WEST, Inc.
7800 East Orchard Road
Englewood, Colorado   80111
303 793-6500

News Release                                               U S WEST


Release Date:   July 28, 1995

Contact:        Bruce Amundson (303) 793-6296
	Lois Leach (303) 793-6355


U S WEST RECORDS RECORD REVENUE;
STRONG CUSTOMER GROWTH CONTINUES FOR
COMMUNICATIONS AND MEDIA GROUPS

ENGLEWOOD, Colo. - A strong regional economy and continuing customer growth worldwide pushed U S WEST second quarter revenues to record levels.

Revenues for the quarter ending June 30, 1995 were $2.9 billion, a
6.9 percent increase when compared with the second quarter last year.

"All our businesses produced solid results during the second quarter," said Richard McCormick, U S WEST chairman and chief executive officer. "The core telephone business continues producing steady income growth despite the challenges of restructuring its business. I'm also encouraged by the customer growth and cash flow performance of our domestic and international growth investments."

Other operational highlights, excluding gains from asset sales, for second quarter include:

- - -       EBITDA - earnings before interest, taxes, depreciation and
	amortization - was $1.2 billion, a 7.3 percent increase compared with last year.

- - -       Income was $308 million, a 3.1 percent decrease from last
	year.

- - -       Earnings per share (EPS) were $0.65, compared with $0.70 last
	year.

"These results demonstrate why we are pursuing our targeted stock plan," McCormick said. "While investing in growth ventures is an important part of our business strategy, it dilutes the solid performance of our core telephone business. A targeted stock allows the market to better value all our businesses and help investors realize the full value of our long-term strategy."






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Under the company's current targeted stock proposal, U S WEST
Communications Group (proposed NYSE symbol: USW) will track the 14-state telecommunications business. As a yield stock, it will continue paying dividends at the current rate. The other stock, U S WEST Media Group (proposed NYSE symbol: UMG), will track cable, multimedia, wireless, directory and international businesses. Because it is viewed as a growth stock, it will not pay a dividend.

Shareholders will vote on the proposal later this fall.

		    U S WEST COMMUNICATIONS GROUP

Fueled by steady growth in access lines and revenue from new products, U S WEST Communications Group (Communications Group) reported increases in revenues, net income and EBITDA.

"I'm pleased with the strength of our second quarter financial results, particularly our continued revenue growth," said Sol Trujillo, U S WEST Communications president and CEO. "However, our commitments to improve customer service and invest for future growth opportunities require even better performance."

Operational highlights for Communications Group for the second quarter include:

- - -       Revenues of $2.3 billion, a 2.5 percent increase compared
	with the same period last year. Excluding regulatory changes affecting toll revenue and the effects of rural exchange sales, revenues increased 4 percent.

- - -       Income, excluding gains associated with the sale of selected
	exchanges, was $283 million, a 3.7 percent increase from last year.

- - -       EBITDA was $1.1 billion, a 5.1 percent increase from second
	quarter last year.

- - -       Subscriber growth  - The number of telephone access lines
	served increased by 509,000, or 3.6 percent, compared with second quarter last year. Excluding the sale of selected rural exchanges, access lines increased 4.2 percent.

- - -       EPS on a pro forma basis was $0.60 for the second quarter,
	unchanged from last year. EPS excludes gains associated with the sale of selected rural exchanges.

- - -       Billed minutes of use, an indicator of long distance calling
	volume, grew by 9.4 percent when compared with second quarter last year.

U S WEST Communications Group provides telecommunications and high speed data services to more than 25 million customers in 14 western and midwestern states.

			  U S WEST MEDIA GROUP

U S WEST Media Group (Media Group) continues generating strong results from its operations worldwide.

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"I'm pleased by the growth and financial performance of our domestic directory and cellular businesses considering the competitive pressures of these markets," said Chuck Lillis, U S WEST Media Group president and CEO. "I also thought our domestic cable operations performed well, especially Atlanta which continues to exceed the industry's customer growth rates. Meanwhile, our international operations continue producing sustained growth rates demonstrating their long-term potential."

Proportionate financial highlights for second quarter include:

- - -       Revenues of $1.3 billion, a 22.6 percent increase compared
	with last year.

- - -       EBITDA of $286 million, an 18.7 increase from last year.

Revenues and EBITDA growth are not adjusted for the effects of the sale of paging assets, and the purchase of the Atlanta cable properties.

In domestic content and directory publishing, U S WEST Direct reported revenues of $253.9 million, a 6.6 percent increase from last year. EBITDA was $129.5 million, an 8.8 percent increase from second quarter last year.

In wireless communications markets, the Media Group continues to increase its combined domestic and international customer base.

- - -       Domestically, U S WEST Cellular added 117,000 customers
	during the quarter bringing its subscriber base to 1.16 million customers, a 58 percent increase from second quarter last year. EBITDA was $71.6 million, a 51.7 percent increase from last year. EBITDA margin was 34.6 percent.

- - -       Subscribers to international wireless joint ventures
	increased during the quarter to 508,900, nearly three times the customer base a year ago. U S WEST operates wireless joint ventures in the United Kingdom, Hungary, the Czech Republic, Slovakia and Russia.

In domestic cable-TV markets, U S WEST reaches nearly 10 million subscribers through its alliance with Time Warner Entertainment
(TWE) and its Atlanta properties.

- - -       Subscribers served by the Atlanta operation increased 7.6
	percent compared with June, 1994. This is nearly double the industry growth rate. Earlier this month, U S WEST filed for regulatory approval to provide telephone service across this network.

- - -       Excluding subscribers added through acquisitions, customers
	served by the TWE partnership increased 6 percent compared to second quarter 1994.

In international cable-TV markets, U S WEST increased its international customer base for all ventures by nearly 14 percent.



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- - -       Since June 1994, TeleWest Communications - a combined
	cable-TV and telephone venture in the United Kingdom - increased cable subscribers 48 percent to 255,000.
	In the same period, it increased the number of telephone lines served by 118 percent to 217,000. All numbers reflect TeleWest's proportionate ownership in various franchises.

U S WEST Media Group operates cable and wireless networks, directory publishing, and interactive media services worldwide.

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